Exhibit 99.1

NEWS

RELEASE
Tenet Healthcare Corporation
Headquarters Office
3820 State Street
Santa Barbara, CA 93105
Tel 805.563.6855
Fax 805.563.6871
http://www.tenethealth.com
Contacts:	Media:	Harry Anderson (805) 563-6816
	Investors:	Diana Takvam (805) 563-6883

Tenet Reports Results for Quarter Ended June 30

SANTA BARBARA, Calif.—August  7, 2003—Tenet Healthcare Corporation (NYSE: THC) today reported results for its fiscal second quarter ended June 30, 2003.

Net operating revenues were $3.38 billion in the quarter, down 1.5 percent from $3.43 billion in the prior-year quarter.  The decrease reflects reduced Medicare outlier payments, offset by increases in other payor categories and increases in admissions. (See tables below entitled Additional Supplemental Non-GAAP Disclosures as well as Note 2 below for an explanation of the company’s reduction in Medicare outlier payments.)

The company reported a net loss of $195 million or $0.42 per share, compared with net income of $242 million or $0.48 per share in the prior-year quarter. The net loss for the current quarter reflects the impact of lower outlier revenue, as well as the following items which total $0.69 per share.  These items include non-cash impairment charges of $198 million ($124 million after taxes, or $0.27 per share), restructuring charges of $77 million ($48 million after taxes, or $0.10 per diluted share), $68 million in charges related to litigation and investigations ($45 million after taxes, or $0.10 per diluted share), $59 million of various other charges, the most significant of which relate to the change in the discount rates used to value unfunded retirement plan and malpractice liabilities ($35 million after taxes, or $0.08 per share), and a $70 million after-tax charge, including interest costs, for a disputed income tax deduction  that the company intends to appeal related to its discontinued psychiatric hospital business ($0.15 per diluted share).  The $68 million charge related to litigation and investigations includes $54 million for the previously announced settlement of federal and state investigations regarding allegations of unnecessary cardiac procedures performed by two physicians at Redding Medical Center in Redding, Calif.    Net income in the prior-year period reflects goodwill amortization of $16 million ($14 million after taxes, or $0.03 per share) and a loss from early extinguishment of debt of $96 million ($60 million after taxes, or $0.12 per share).

The current-year period results reflect Tenet’s adoption of Statement of Financial Accounting Standards (SFAS) No. 142 on accounting for goodwill.  All periods have been adjusted to reflect certain assets held for sale as discontinued operations, and a change in accounting under SFAS No. 123 and SFAS No. 148 to expense stock options and employee stock purchase plan discounts.

“These results are consistent with the earnings guidance we provided to investors in June,” said Trevor Fetter, Tenet’s president and acting chief executive officer.  “While we continue to face revenue pressures in the near term, as well as rising cost pressures, we are aggressively moving to reduce costs and bring them in line with our current revenue stream.  We expect to realize the benefits of these actions later this year and in 2004, and in the interim we are experiencing margin compression as expected.”

“We are stabilizing the company by working our way through the most difficult issues,” Fetter continued.  “For example, in terms of managed care pricing we’re well along the way to reaching a stable baseline from which we can resume growth more consistent with industry norms.  In fact, since November we have renegotiated or renewed contracts representing approximately 40 percent of our managed care revenues.  We also have reached an important milestone addressing one of the most serious issues facing the company – a settlement with the federal and California authorities regarding the investigation of two physicians practicing at Redding Medical Center.

“At the same time we are resolving specific issues, our underlying hospital volumes remain strong,” said Fetter.  “I am particularly gratified that patient satisfaction with our services remains high and that admissions to our hospitals continue to grow at solid rates.”

Admissions to Tenet hospitals rose 2.5 percent overall and 3.0 percent on a same-facility basis in the second quarter, compared with the prior-year quarter.  The company saw continued strong growth among the Baby Boomer age groups, with same-facility admissions rising 3.7 percent among patients aged 41-50 years and 5.1 percent among those aged 51-60 years.  Outpatient visits declined 1.2 percent overall and 0.7 percent on a same-facility basis, compared with the prior-year quarter.

In addition, during the second quarter, 84 percent of patients surveyed rated Tenet’s hospitals either a 9 or 10 on a 10-point scale, steady with the March quarter results and slightly higher than a year ago.

“These are encouraging results,” said Fetter.  “While we continue to operate in a difficult environment, our patients feel they are receiving the kind of care they deserve and appreciate.  No doubt this is one of the key reasons why admissions to Tenet hospitals continue to grow at solid rates, even during these tough times.”

Details on Second Quarter Results

Outlier revenues were $16 million in the second quarter, compared with $223 million in the prior-year quarter.  Reflecting this decline, and partially offset by increases in other payor categories, same-facility unit revenue (GAAP same-facility net inpatient revenue per admission) declined 6.6 percent versus the prior-year quarter.  Pro forma same-facility unit revenues (a non-GAAP measure the company defines as GAAP same-facility net inpatient revenue, less Medicare outlier revenue, per admission) would have increased 2.8 percent.  (See Note 2.)  Because of the significant impact of the loss of outlier revenue, the company has provided in the financial tables below an analysis of 2003 results compared with 2002 results, excluding, on a pro forma basis, all outlier revenue from all periods. The company believes that these pro forma figures, while compiled on a non-GAAP basis, highlight the impact of the reduction in outlier revenue and provide important insight into its operations in terms of other underlying business trends.   A reconciliation of net operating revenues to pro forma net operating revenues, as well as a more complete description of how the company uses this measure and why the company believes this metric is useful, are provided in the tables below entitled Additional Supplemental Non-GAAP Disclosures.  Same-facility net outpatient revenue per visit rose 0.6 percent in the period.

During the quarter, salaries and benefits costs were $1.47 billion or 43.6 percent of net operating revenues, up from $1.46 billion or 42.4 percent in the March quarter.  These costs included $36 million ($0.05 per share) for the expensing of stock options and employee stock purchase plan discounts in the second quarter; the March quarter reflected $39 million ($0.05 per share) and the prior-year June quarter, as restated, reflected $37 million ($0.04 per share) of the same expense.  Supplies expense was $525 million or 15.5 percent of net operating revenues, versus $527 million or 15.3 percent in March.  Bad debt expense totaled $288 million or 8.5 percent of net operating revenues, up from $274 million or 7.9 percent in March, reflecting a deterioration in self-pay collections.  Other operating expense was $753 million or 22.3 percent of net operating revenues, up from $722 million or 20.9 percent in March, reflecting higher consulting costs and malpractice expense.  In the quarter, malpractice expense totaled $86 million, including a $10 million charge related to a change in discount rate.

Reflecting the reduction in outlier revenue and the impact of impairment, restructuring, litigation and investigation costs, the company posted an operating loss of $124 million for the quarter, compared with operating income of $463 million in the year-ago quarter.  Loss from continuing operations was $129 million, compared to income from continuing operations of $226 million in the prior-year quarter.

During the quarter, the company repurchased 6.5 million shares of its common stock for a total cost of approximately $98 million, at an average cost of $15.14 per share.  These purchases were transacted by May 15 and the company has not made additional repurchases since that time.  As it indicated in June, the company does not anticipate making further share repurchases through Dec. 31, 2003.

Net cash provided by operating activities was $359 million in the quarter versus $722 million in the prior-year quarter.  At June 30, 2003, accounts receivable from continuing operations was $2.49 billion, down from $2.55 billion at March 31, 2003.  Accounts receivable days outstanding from continuing operations were 67.1 days, up from 66.4 days at March 31, 2003.  During the second quarter, the company reinvested $198 million in capital expenditures in its facilities.

Six-Month Results

For the six months ended June 30, 2003, net operating revenues increased 0.4 percent to $6.83 billion, compared to $6.80 billion in the year-ago period.  Tenet reported a net loss of $215 million or $0.46 per share, compared with net income of $520 million or $1.03 per share in the prior-year six-month period. The net loss in the current period reflects the impact of lower outlier revenue as well as several items totaling $1.07 per share.  These items include impairment charges of $385 million ($264 million after taxes or $0.57 per share); restructuring charges of $86 million ($54 million after taxes, or $0.11 per diluted share); $74 million in charges for litigation and investigation costs ($48 million after taxes, or $0.10 per diluted share); a $65 million impairment charge to discontinued operations for long-lived assets ($45 million after taxes, or $0.10 per diluted share); various charges, the most significant of which relate to the change in the discount rate used to value unfunded retirement and malpractice liabilities, totaling $33 million ($20 million after taxes or $0.04 per share); and a $70 million after-tax charge, including interest costs, for a disputed tax deduction now in appeal related to the company’s discontinued psychiatric hospital business ($0.15 per diluted share).  Net income in the prior-year period reflects goodwill amortization of $40 million ($34 million after taxes, or $0.07 per share) and loss from extinguishment of debt of $102 million ($64 million after taxes, or $0.13 per share).

For the first six months of the new fiscal year, Tenet’s admissions rose 1.8 percent overall and 2.4 percent on a same-facility basis, compared with the prior-year period.  Outpatient visits declined 0.6 percent overall and 0.2 percent on a same-facility basis, while same-facility net outpatient revenue per visit rose 4.4 percent.

Medicare outlier revenue dropped to $34 million in the current six-month period, compared with $420 million in the same period a year ago.  Reflecting this decline, and partially offset by increases in other payor categories, same-facility net inpatient revenue per admission declined 4.6 percent from the prior-year period.  Excluding outlier revenue from both periods, pro forma same-facility unit revenues (a non-GAAP measure the company defines as GAAP same-facility net inpatient revenue, less Medicare outlier revenue, per admission) would have increased 4.3 percent.  (See Note 2.)  A reconciliation of net operating revenues to pro forma net operating revenues, how the company uses this measure and why the company believes this metric is useful, are provided in the tables below entitled Additional Supplemental Non-GAAP Disclosures.

For the first six months of fiscal 2003, salaries and benefits costs were $2.94 billion or 43 percent of net operating revenues.  These costs included stock-based compensation expense of $75 million ($0.10 per share) for the first six months of 2003, versus $74 million ($0.09 per share) in the year-ago six months.  Supplies expense was $1.05 billion or 15.4 percent of net operating revenues. Bad debt expense totaled $562 million or 8.2 percent of net operating revenues.  Other operating expense was $1.48 billion, or 21.6 percent of net operating revenue.

For the current six-month period, net cash provided by operating activities was $583 million versus $1.33 billion in the prior-year six-month period.  Capital expenditures for the first six months of 2003 amounted to $418 million, compared with $484 million in the prior-year six-month period.

Additional Information

Last week, the Centers for Medicare and Medicaid Services announced the final inpatient payment system rule for the federal fiscal year beginning Oct. 1, 2003.  Of particular note, the final rule lowered the outlier payment threshold to $31,000, versus the current $33,560.  Although this modification is mildly beneficial to the company, the company still expects outlier payments to its hospitals to approximate $18 million per quarter as other elements of the outlier rule change will offset any benefit from the lower threshold in future periods.  Other changes in the overall inpatient payment system rule have moderately positive and negative effects.  While the net impact of these changes is slightly positive to Tenet , it is not significant enough to warrant a change in the guidance Tenet provided in June.

The company’s management will discuss its performance in greater detail on a live audio webcast later this morning. All interested investors are invited to access the webcast live at 11:00 a.m. (EDT), or on a replay basis for the next 30 days, through the company’s website, www.tenethealth.com, or through www.companyboardroom.com.

Later today, the company will file with the SEC its quarterly Report on Form 10-Q, which will be available on the Tenet website at www.tenethealth.com.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30
(Dollars in millions except per share amounts)	2003	%	2002	%	Change

Net operating revenues	$3,379	100.0%	$3,430	100.0%	(1.5)%
Operating expenses:
Salaries and benefits	(1,474)	43.6%	(1,353)	39.4%	8.9%
Supplies	(525)	15.5%	(475)	13.8%	10.5%
Provision for doubtful accounts	(288)	8.5%	(219)	6.4%	31.5%
Other operating expenses (5)	(753)	22.3%	(691)	20.1%	9.0%
Depreciation	(113)	3.3%	(109)	3.2%	3.7%
Amortization	(7)	0.2%	(24)	0.7%	(70.8)%
Impairment and restructuring charges (3, 4)	(275)		—
Costs of litigation and investigations (6)	(68)		—
Loss from early extinguishment of debt	—		(96)
Operating income (loss)	(124)	(3.7)%	463	13.5%
Interest expense	(73)		(68)
Investment earnings	4		7
Minority interests in income of consolidated subsidiaries	(9)		(8)
Gains on sale of subsidiary common stock	9		—
Impairment of investment securities	(5)		—
Income (loss) from continuing operations before income taxes	(198)		394
Income tax (expense) benefit	69		(168)
Income (loss) from continuing operations	(129)		226
Discontinued operations:
Income from operations of asset group	11		26
Impairment charges	(4)		—
Income tax expense (7)	(73)		(10)
Income (loss) on discontinued operations	(66)		16

Net income (loss)	(195)		242
Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	(0.28)		0.45
Discontinued operations	(0.14)		0.03

	(0.42)		0.48
Weighted average shares and dilutive securities outstanding (in thousands):	465,110		502,822

See Explanatory Notes on Page 12

	Six Months Ended June 30
(Dollars in millions except per share amounts)	2003	%	2002	%	Change
	(as restated) (1)

Net operating revenues	$6,831	100.0%	$6,805	100.0%	0.4%
Operating expenses:
Salaries and benefits	(2,936)	43.0%	(2,692)	39.6%	9.1%
Supplies	(1,052)	15.4%	(964)	14.2%	9.1%
Provision for doubtful accounts	(562)	8.2%	(444)	6.5%	26.6%
Other operating expenses (5)	(1,475)	21.6%	(1,339)	19.7%	10.2%
Depreciation	(225)	3.3%	(222)	3.3%	1.4%
Amortization	(14)	0.2%	(55)	0.8%	(74.5)%
Impairment and restructuring charges (3, 4)	(471)		—
Costs of litigation and investigation (6)	(74)		—
Loss from early extinguishment of debt	—		(102)
Operating income	22	0.3%	987	14.5%
Interest expense	(146)		(141)
Investment earnings	10		16
Minority interests in income of consolidated subsidiaries	(17)		(19)
Gains on sale of subsidiary common stock	9		—
Impairment of investment securities	(5)		—
Income (loss) from continuing operations before income taxes	(127)		843
Income tax (expense) benefit	13		(356)
Income (loss) from continuing operations	(114)		487
Discontinued operations:
Income from operations of asset group	23		55
Impairment charges	(65)		—
Income tax expense	(59)		(22)
Income (loss) on discontinued operations	(101)		33
Net income (loss)	(215)		520

Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	(0.24)		0.96
Discontinued operations	(0.22)		0.07

	(0.46)		1.03
Weighted average shares and dilutive securities outstanding (in thousands):	467,796		502,440

See Explanatory Notes on Page 12

BALANCE SHEET DATA

Dollars in millions

(Unaudited)

	June 30, 2003	December 31, 2002

Cash and cash equivalents	$221	$210
Net accounts receivable	2,667	2,590
Other current assets, including assets held for sale	1,393	992
Current assets	4,281	3,792
Current liabilities	(2,285)	(2,381)
Net working capital	1,996	1,411
Investments and other assets	295	185
Net property and equipment	5,899	6,359
Net intangible assets	3,040	3,444
Long-term debt, excluding current portion	(4,026)	(3,872)
Other long-term liabilities	(1,673)	(1,703)
Shareholders’ equity	(5,531)	(5,824)

CASH FLOW DATA

Dollars in millions

(Unaudited)

	Six Months Ended June 30, 2003	Six Months Ended June 30, 2002

Net cash provided by operating activities	$583	$1,332
Cash flow from investing activities:
Purchases of property and equipment	(418)	(484)
Other items	(77)	14
Cash flows from financing activities:
Proceeds from borrowings	1,028	2,591
Payment of borrowings	(906)	(3,177)
Purchases of treasury stock	(208)	(469)
Other items	9	169
Net increase (decrease) in cash and cash equivalents	11	(24)
Supplemental disclosures:
Interest paid	(103)	(142)
Income taxes paid, net of refunds received	(314)	(175)

DOMESTIC GENERAL HOSPITALS
SELECTED STATISTICS FROM CONTINUING OPERATIONS

(Unaudited)

(Dollar amounts in millions except for net inpatient revenue per patient day and per admission)

	Three Months			Six Months
	2003	2002	Change	2003	2002	Change

Net inpatient revenues	$2,181	$2,277	(4.2)%	$4,447	$4,572	(2.7)%
Net outpatient revenues	$1,014	$1,018	(0.4)%	$2,026	$1,952	3.8%

Number of hospitals (at end of period)	99	100	(1)	99	100	(1)
Licensed beds (at end of period)	24,911	25,520	(2.4)%	24,911	25,520	(2.4)%
Average licensed beds	24,908	25,679	(3.0)%	24,919	25,728	(3.1)%
Average occupancy	55.5%	53.2%	2.3%*	57.0%	54.9%	2.1%*
Patient days	1,256,929	1,243,752	1.1%	2,570,431	2,558,752	0.5%
Net inpatient revenue per patient day	$1,735	$1,831	(5.2)%	$1,730	$1,787	(3.2)%
Admissions	236,059	230,302	2.5%	479,285	470,668	1.8%
Net inpatient revenue per admission	$9,239	$9,887	(6.6)%	$9,278	$9,714	(4.5)%
Average length of stay (days)	5.3	5.4	(0.1)*	5.4	5.4	—
Outpatient visits	2,144,668	2,170,015	(1.2)%	4,285,661	4,311,580	(0.6)%

Sources of net patient revenues
Medicare	26.9%	32.6%		27.1%	32.5%
Medicaid	9.4%	8.6%		9.1%	8.7%
Managed care	48.1%	44.8%		48.7%	44.9%
Indemnity and other	15.6%	14.0%		15.1%	13.9%

Same facilities
Average licensed beds	24,783	24,846	(0.3)%	24,794	24,867	(0.3)%
Patient days	1,249,324	1,223,576	2.1%	2,554,446	2,516,413	1.5%
Net inpatient revenue per patient day	$1,740	$1,847	(5.8)%	$1,735	$1,803	(3.8)%
Admissions	234,705	227,889	3.0%	476,529	465,495	2.4%
Net inpatient revenue per admission	$9,263	$9,917	(6.6)%	$9,298	$9,744	(4.6)%
Outpatient visits	2,135,284	2,151,089	(0.7)%	4,264,613	4,272,004	(0.2)%
Average length of stay (days)	5.3	5.4	(0.1)*	5.4	5.4	—

* This change is the difference between the 2003 and 2002 amounts shown

Additional Supplemental Non-GAAP Disclosures

Data Excluding Medicare Outlier Revenue

In light of Tenet’s adoption as of January 1, 2003 of a new method for calculating Medicare outlier payments, and the fact that the Centers for Medicare and Medicaid Services has issued its final rules changing the program’s policies regarding Medicare outlier payments, the company is providing additional supplemental data.  It does so to show the effect that Medicare outlier revenues have had on the company’s historical results of operations, without estimating or suggesting the effect on future results of operations. This supplemental information has inherent limitations because Medicare outlier payments in periods prior to January 1, 2003 are not indicative of future periods and Medicare outlier payments in periods from January 1, 2003 forward may not be indicative of future periods. Tenet compensates for the limitations by also utilizing comparable GAAP measures. In spite of the limitations, the company finds the information useful to the extent it better enables it and users of its financial statements to evaluate pricing trends and believes the consistent use of this supplemental information provides it and users of its financial statements with reliable period-to-period comparisons. Based on requests by certain shareholders, Tenet believes that its investors find these non-GAAP measures useful for the same reasons.  Investors are encouraged, however, to use GAAP measures when evaluating the company’s financial performance.

The table below illustrates expense lines as a percent of net operating revenues excluding outlier revenues for the three-month periods ended June 30, 2003 and 2002 as if the company had received no outlier revenues during the periods indicated. The table includes a reconciliation of net operating revenues to net operating revenues adjusted to exclude all outlier revenues.  Because costs in the company’s business are largely influenced by volumes and generally are analyzed as a percent of operating revenues, Tenet provides this additional analytical information to better enable investors to measure expense categories between periods.  Investors are encouraged, however, to use GAAP measures when evaluating the company’s financial performance.

	Three Months Ended June 30,
(Dollars in millions)	2003	%	2002	%	Change

Net operating revenues as reported	$3,379	100.0%	$3,430	100.0%	(1.5)%
Less: Medicare outlier revenues	(16)		(223)
Net operating revenues excluding outlier revenues	3,363		3,207		4.9%
Operating expenses:
Salaries and benefits	(1,474)	43.8%	(1,353)	42.2%	8.9%
Supplies	(525)	15.6%	(475)	14.8%	10.5%
Provision for doubtful accounts	(288)	8.6%	(219)	6.8%	31.5%
Other operating expenses (5)	(753)	22.4%	(691)	21.6%	9.0%
Depreciation	(113)	3.4%	(109)	3.4%	3.7%
Amortization	(7)	0.2%	(24)	0.7%	(70.8)%
Impairment and restructuring charges (3, 4)	(275)		—	—	—
Costs of litigation and investigations (6)	(68)		—	—
Loss from early extinguishment of debt	—		(96)
Operating income (loss) excluding outlier revenue	(140)		240
Add back Medicare outlier revenues	16		223
Operating income(loss)	(124)		463

* This change is the difference between the 2003 and 2002 amounts shown.

See Explanatory Notes on Pages 12 and 13

	Six Months Ended June 30,
(Dollars in millions)	2003	%	2002	%	Change

Net operating revenues as reported	$6,831		$6,805		0.4%
Less Medicare outlier revenues	(34)		(420)
Net operating revenues excluding outlier revenues	6,797	100.0%	6,385	100.0%	6.5%
Operating expenses:
Salaries and benefits	(2,936)	43.2%	(2,692)	42.2%	9.1%
Supplies	(1,052)	15.5%	(964)	15.1%	9.1%
Provision for doubtful accounts	(562)	8.3%	(444)	7.0%	26.6%
Other operating expenses (5)	(1,475)	21.7%	(1,339)	21.0%	10.2%
Depreciation	(225)	3.3%	(222)	3.5%	1.4%
Amortization	(14)	0.2%	(55)	0.9%	(74.5)%
Impairment and restructuring charges (3, 4)	(471)		—	—	—
Costs of litigation and investigations (6)	(74)		—	—	—
Loss from early extinguishment of debt	—	—	(102)
Operating income (loss) excluding outlier revenue	(12)		567
Add back Medicare outlier revenues	34		420

Operating income	22		987

* This change is the difference between the 2003 and 2002 amounts shown.

See Explanatory Notes on Page 12

Additional Supplemental Non-GAAP Disclosures

Data Excluding Medicare Outlier Revenue

If Tenet had received no Medicare outlier revenue in the periods indicated, the impact on domestic general hospitals net inpatient revenue, net inpatient revenue per admission and net inpatient revenue per day is shown in the table below. This data is provided to enable investors to examine pricing trends from other payor categories.  In light of Tenet’s adoption as of January 1, 2003 of a new method for calculating Medicare outlier payments, and the fact that the Centers for Medicare and Medicaid Services has issued its final rules changing the program’s policies regarding Medicare outlier payments, the company is providing additional supplemental data.  It does so to show the effect that Medicare outlier revenues have had on the company’s historical results of operations, without estimating or suggesting the effect on future results of operations. This supplemental information has inherent limitations because Medicare outlier payments in periods prior to January 1, 2003 are not indicative of future periods and Medicare outlier payments in periods from January 1, 2003 forward may not be indicative of future periods. Tenet compensates for the limitations by also utilizing comparable GAAP measures. In spite of the limitations, the company finds the information useful to the extent it better enables it and users of its financial statements to evaluate pricing trends and believes the consistent use of this supplemental information provides it and users of its financial statements  with reliable period-to-period comparisons. Based on requests by certain shareholders, Tenet believes that its investors find these non-GAAP measures useful for the same reasons.  Investors are encouraged, however, to use GAAP measures when evaluating the company’s financial performance.

	Three Months Ended June 30,
	2003		2002		Change
	Total	Same- Facility	Total	Same- Facility	Total	Same- Facility

Net inpatient revenues (in millions)	$2,181	$2,174	$2,277	$2,260	(4.2)%	(3.8)%
Less: Medicare outlier revenues (in millions)	(16)	(16)	(223)	(222)
Pro forma net inpatient revenues (in millions)	$2,165	$2,158	$2,054	$2,038	5.4%	5.9%
Pro forma net inpatient revenue per admission	$9,171	$9,195	$8,919	$8,943	2.8%	2.8%
Pro forma net inpatient revenue per patient day	$1,722	$1,727	$1,651	$1,666	4.3%	3.7%

	Six Months Ended June 30,
	2003		2002		Change
	Total	Same- Facility	Total	Same- Facility	Total	Same- Facility

Net inpatient revenues (in millions)	$4,447	$4,431	$4,572	$4,536	(2.7)%	(2.3)%
Less: Medicare outlier revenues (in millions)	(34)	(34)	(420)	(419)
Pro forma net inpatient revenues (in millions)	$4,413	$4,397	$4,152	$4,117	6.3%	6.8%
Pro forma net inpatient revenue per admission	$9,207	$9,227	$8,822	$8,844	4.4%	4.3%
Pro forma net inpatient revenue per patient day	$1,717	$1,721	$1,623	$1,636	5.8%	5.2%

Explanatory Notes

1.                                       The consolidated financial statements have been retroactively (a) restated to reflect a change in accounting for stock based compensation that was adopted during the quarter ended March 31, 2003 in accordance with the recognition provisions of accounting standards authorizing the change and (b) reclassified to reflect the discontinued operations of the 14-hospital asset group being disposed of.

2.                                       On January 6, 2003, the Company announced to the Centers for Medicare and Medicaid Services (“CMS”) that it had adopted a new method for calculating Medicare outlier payments, retroactive to January 1, 2003.  With this new method, instead of using recently settled cost reports for its outlier calculations, the Company is using current year cost-to-charge ratios.  The company also has eliminated the use of the statewide average, and continues to use the current threshold amounts.   Such revenues were $16 million in the three months ended June 30, 2003 versus $223 million for the prior-year quarter and $34 million for the six months ended June 30, 2003 versus $420 million for the prior-year six month-period.

3.                                       During the quarter ended June 30, 2003, the company recorded impairment charges of $198 million for the write-down of long-lived assets to their estimated fair values primarily at seven general hospitals.

The restructuring of the company’s operating divisions and regions in March 2003, along with a realignment of the company’s executive management team and other factors, resulted in  a change in the company’s goodwill “reporting units” (as defined under SFAS No. 142). Because of the change in reporting units, the company performed a goodwill impairment evaluation as of March 31, 2003. As a result, the company recorded an impairment charge of $187 million as of March 31, 2003 related to its Central-Northeast Region.

4.                                       During the quarter ended June 30, 2003, the company recorded restructuring charges of $77 million related to the recently announced initiatives to sharpen its strategic focus. The charges consist of $48 million in severance and employee relocation costs incurred in connection with its plans to reduce operating expenses, $31 million in stock option modification costs related to terminated employees, $4 million in contract termination and consulting costs, and a $6 million reduction in reserves for restructuring charges recorded in prior periods.  During the quarter ended March 31, 2003, the company recorded restructuring charges of $9 million, of which $6 million was for severance and employee relocation costs and $3 million was for contract termination and consulting costs.

5.                                       Other operating expenses include malpractice expense of $74 million for the quarter ended June 30, 2002 and $86 million for the current quarter.  The company continues to experience unfavorable trends in professional and general liability risks, as well as increases in the size of claim settlements and awards in this area.

6.                                       During the three months ended June 30, 2003, the company recorded costs of $68 million in connection with significant legal proceedings and investigations, which included an estimate of $54 million related to the settlement of federal and state investigations regarding allegations of unnecessary cardiac procedures performed by two physicians at Redding Medical Center in Redding, California.

7.                                       During the three months ended June 30, 2003, the company recorded a $70 million after-tax charge, including interest costs, for a disputed income tax deduction in which it intends to appeal related to its discontinued psychiatric hospital business.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates 114 acute care hospitals with 27,765 beds and numerous related health care services. Tenet and its subsidiaries employ approximately 116,500 people serving communities in 16 states. Tenet’s name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

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Certain statements contained in this document, including statements containing the words believe, anticipate, expect, will, may, might, should, estimate, intend, appear and words of similar import, and statements regarding our business strategy and plans, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on our current expectations and involve known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements or health care industry results to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both nationally and regionally; industry capacity; demographic changes; changes in, or the failure to comply with, laws and governmental regulations; the ability to enter into managed care provider arrangements on acceptable terms; changes in Medicare and Medicaid payments or reimbursement, including those resulting from changes in the method of calculating or paying Medicare outlier payments and those resulting from a shift from traditional reimbursement to managed care plans; the outcome of known and unknown litigation, government investigations, and liability and other claims asserted against us; competition, including our failure to attract patients to our hospitals; the loss of any significant customers; technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, health care; a shortage of raw materials; a breakdown in the distribution process or other factors that may increase our costs of supplies; changes in business strategy or development plans, including our pricing strategy; the ability to attract and retain qualified management and other personnel, including physicians, nurses and other health care professionals, and the impact on our labor expenses resulting from a shortage of nurses and/or other health care professionals; fluctuations in the market value of our common stock; the amount and terms of our indebtedness; the settlement of professional liability claims and the availability of professional liability insurance coverage at current levels; the availability of suitable acquisition or disposition opportunities, the length of time it takes to accomplish acquisitions or dispositions and the impact of pending and future government investigations and litigation on our ability to accomplish acquisitions or dispositions; our ability to integrate new business with its existing operations; and the availability and terms of capital to fund the expansion of our business, including the acquisition of additional facilities and other factors referenced in our Quarterly Reports on Form 10-Q and our Transition Report on Form 10-K for the seven months ended December 31, 2002. Given these uncertainties, investors and prospective investors are cautioned not to rely on such forward-looking statements. We disclaim any obligation, and make no promise, to update any such factors or forward-looking statements or to publicly announce the results of any revisions to any such forward-looking statements, whether as a result of changes in underlying factors, to reflect new information, as a result of the occurrence of events or developments or otherwise.